EXHIBIT 14.1

Code of Business Conduct and Ethics Policy Manual
CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS
Revised: 10/2008
Introduction
Purpose
This Code of Ethics is intended to satisfy the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and the SEC implementing rules thereunder.
Under Item 406 of Regulation S-K, a 406 Code must be in writing and include standards that are reasonably designed to deter wrongdoing and to promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

•	Full, fair, accurate, timely and understandable disclosure in reports and documents that the company files with, or submits to, the SEC, and in other public communications made by the company.

•	Compliance with applicable governmental laws, rules and regulations.

•	Prompt internal reporting of violations of the code to an appropriate person or persons identified in the code.

•	Accountability for adherence to the code.

Code of Business Conduct and Ethics Policy Manual
Applicability
This Code of Ethics is applicable to each officer of the Corporation or its affiliates having any or all of the following responsibilities and/or authority, regardless of formal title: the president, the chief executive officer, the chief financial officer, the chief accounting officer, the controller, the treasurer, the tax manager, the general counsel, the general auditor, any assistant general counsel responsible for finance matters, any assistant controller and any regional or business unit financial officer.
Revisions

DATE	DESCRIPTION
07/2005	First Release

10/2008	New Release
Definitions

TERM	DEFINITION
Covered Officer	Refers to each officer of the Corporation having any or all of the following responsibilities and/or authority, regardless of formal title: the president, the chief executive officer, the chief financial officer, the chief accounting officer, the controller, the treasurer, the tax manager, the general counsel, the general auditor, any assistant general counsel responsible for finance matters, any assistant controller and any regional or business unit financial officer

Immediate Family Member	Includes the spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing the household of a Covered Officer.

“Protejo lo de Uno” Program	A confidential or anonymous hotline that can be use by employees to report concerns regarding Accounting, Internal Accounting Controls or Auditing Matters.
References
• N/A

Code of Business Conduct and Ethics Policy Manual
Policy
1. POLICY STATEMENT
1.1 General
This Code of Ethics is applicable to the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and other senior officers of First BanCorp and its subsidiaries and affiliates (together, “First BanCorp” or the “Corporation”) identified below.
The Corporation has also adopted a Code of Business Conduct (the “Code of Ethics and Business Conduct”) that applies to directors, officers and employees of the Corporation. The CEO, CFO and other senior officers of First BanCorp that are subject to this Code of Ethics are also subject to the Business Conduct Code. In adopting both this Code of Ethics and the Business Conduct Code, the Corporation has recognized the vital importance to the Corporation of conducting its business subject to the highest ethical standards and in full compliance with all applicable laws and, even where not required by law, with the utmost integrity and honesty.
2. PERSONS COVERED BY THIS CODE OF ETHICS
2.1 General
This Code of Ethics applies to a Covered Officer irrespective of the affiliated Corporation or other entity that employs such Covered Officer. All references herein to dealings with, or actions of or transactions with, the Corporation refer also to dealings with, or actions of or transactions with, any Corporation subsidiary or affiliate and any other entity in which the Corporation has a substantial investment.
3. GENERAL PRINCIPLES
In all of their dealings on behalf of, or with, the Corporation, each Covered Officer must:
A. Engage in and promote honest and ethical conduct, including by avoiding actual or potential conflicts of interest between personal and business or professional relationships;
B. Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated to the judgment of others;

Code of Business Conduct and Ethics Policy Manual
C. Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Corporation files with, or submits to, the SEC, and in other public communications;
D. Comply with all applicable governmental laws, rules and regulations (including, but not limited to, those relating to disclosure of the business activities and/or performance of the Corporation);
E. Promptly report violations of this Code of Ethics, or of the Business Conduct Code, by designated senior management, to the appropriate persons;
F. Protect the confidentiality of non-public information about the Corporation and its customers or suppliers or other business relationships, and prevent the unauthorized disclosure of such information unless required by law;
G. Ensure the responsible use of, and control over, all Corporation assets and resources entrusted to his or her care; and
H. Assume accountability for compliance with, and the interpretation and enforcement of, this Code of Ethics.
4. IMPLEMENTING POLICIES AND PROCEDURES
In furtherance of the general principles stated above, each Covered Officer must adhere to the following set of implementing policies and procedures:
4.1 Avoidance and Handling of Conflict of Interest Situations
Each Covered Officer is expected to avoid whenever practicable situations where his or her personal interest may conflict with, or be reasonably perceived to conflict with, the best interests of the Corporation and, where it is not possible to avoid an actual or apparent conflict of interest, to act in a manner expected to protect and advance the Corporation’s sole best interest. Accordingly, a Covered Officer or an “immediate family member” of a Covered Officer:
A. Is not permitted to compete, either directly or indirectly, with or against the Corporation;
B. Is not permitted to receive compensation in connection with services performed relating to any transaction entered into by the Corporation, other than compensation received in the ordinary course of the Covered Officer’s employment by the Corporation;

Code of Business Conduct and Ethics Policy Manual
C. Should avoid making any personal investment, acquiring any personal financial interest or entering into any association that interferes, might interfere, or might reasonably be thought to interfere, with his or her independent exercise of judgment on behalf of the Corporation and in its best interests; and
D. Take or otherwise appropriate for his or her personal benefit, or for the benefit of any other person or enterprise, any opportunity or potential opportunity that arises or may arise in any line of business in which the Corporation or any Corporation subsidiary or affiliate engages or is considering engaging without first notifying and obtaining the written approval of the Corporation’s General Counsel or his/her designee.
•	To protect and advance the interests of the Corporation in any situation where the interests of the Corporation and the interests of a Covered Officer may conflict or be perceived to conflict, it will generally be necessary for the Covered Officer to cease to be involved in dealing with the situation on behalf of the Corporation and for another director, officer or employee of the Corporation to act on the matter on behalf of the Corporation, for example, in the negotiation of a transaction on behalf of the Corporation.

•	There is no comprehensive definition of what constitutes, a conflict of interest, although the minimum standard is compliance with all applicable laws, this Code of Ethics, and the Business Conduct Code. Accordingly, while not every situation that may give rise to a conflict of interest can be enumerated either in this Code of Ethics or the Business Conduct Code, a Covered Officer must report for the General Counsel and the Audit Committee’s evaluation any situation in which that person, or any person with whom he or she has a personal relationship, including, but not limited to, a family member, in-law, business associate, or a person living in such Covered Officer’s personal residence:
a. Solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Corporation any kind of gift or other personal, unearned benefit as a result of his or her position with the Corporation including payment or reimbursement of travel and meal expenses (other than non-monetary items of nominal intrinsic value as defined in the gift the “Code of Ethics and Business Conduct”);
b. Has any financial interest in any competitor, customer, supplier or other party dealing with the Corporation other than an investment representing

Code of Business Conduct and Ethics Policy Manual
less than one percent (1%) of the outstanding shares of a publicly-held company or less than five percent (5%) of the outstanding shares of a privately-held company;
c. Has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or other party dealing with the Corporation, including the provision of voluntary services; or
d. Acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Corporation has, or the Covered Officer knows or has reason to believe at the time of acquisition that the Corporation is likely to have, an interest.
Possible conflict of interest transactions may be subject to the Corporation’s related person transaction policy. The related person transaction policy applies to, among others, the Corporation’s executive officers (as defined in such policy) and their immediate family members. Transactions that are subject to such a policy are required to be reported, reviewed and approved or ratified in accordance with that policy.

4.2	Full, Fair and Timely Disclosure; Adequacy of Disclosure Controls and Procedures and Internal Control Over Financial Reporting
The Covered Officers are responsible under the federal securities laws and this Code of Ethics for assuring accurate, full, fair, timely and understandable disclosure in all of the Corporation’s public communications, including, but not limited to, any report or other document filed with or submitted to the SEC or other governmental agency or entity, or in a press release, investor conference or any other medium in which a Covered Officer purports to communicate on behalf of the Corporation. Accordingly, it is the responsibility of each of the Covered Officers promptly to bring to the attention of the General Counsel of the Corporation or the Chairman of the Audit Committee any credible information of which he or she becomes aware that would place in doubt the accuracy and completeness in any material respect of any disclosures of which he or she is aware that have been made, or are to be made, directly or indirectly by the Corporation in any public SEC filing or submission or any other formal or informal public communication, whether oral or written (including, but not limited to, a press release).
In addition, each Covered Officer is responsible for promptly bringing to the attention of the General Counsel, the Chief Financial Officer, the Chairman of the Audit Committee, the Chief Risk Officer, the Risk Assessment Manager or the General Auditor any credible information of which he or she becomes aware that indicates any deficiency in the Corporation’s internal control over financial reporting within the meaning of Section 404 of the Sarbanes-Oxley Act and the SEC’s implementing rules, and/or the Corporation’s disclosure controls and procedures for preparing SEC reports or other public communication

Code of Business Conduct and Ethics Policy Manual
as mandated by Section 302 of the Sarbanes-Oxley Act and the SEC’s implementing rules, even if a materially inaccurate or incomplete disclosure by or on behalf of the Corporation has not resulted or is not expected imminently to result from such deficiency.
Each Covered Officer is reminded, moreover, that the Corporation is required by law and its Business Conduct Code to keep books and records that accurately and fairly reflect its business operations, its acquisition and disposition of assets and its incurrence of liabilities, as part of a system of internal accounting controls that will ensure the reliability and adequacy of these books and records and that will ensure that access to Corporation assets is granted only as permitted by Corporation policies.
4.3 Compliance with the Code of Ethics; Violations of Law
Each Covered Officer will promptly bring to the attention of the Chairman of the Audit Committee and the General Counsel (or such other person as may be designated by the Board of Directors of the Corporation (the “Board”) from time to time) any credible information he or she may receive or become aware of indicating:
A. That any violation by a Covered Officer of this Code of Ethics either has occurred, may be occurring, or is imminent;
B. That any violation of the U.S. federal securities laws or any rule or regulation thereunder by a Covered Officer has occurred, may be occurring, or is imminent; or
C. That any violation by a Covered Officer of any other law, rule or regulation applicable to the Corporation has occurred is occurring or is imminent.
In reporting violations under this section, Covered Officers may elect to utilize the confidential or anonymous complaint procedures for contacting directly the Audit Committee and/or its Chairman set forth in the Corporation’s procedures for addressing complaints about accounting matters, among other matters (the “Protejo lo de Uno” program).
Unless otherwise directed by the Audit Committee or the Board, the Chief Risk Officer will have responsibility for analyzing and distributing complaints received through the Protejo lo de Uno program to the corresponding person for investigation and prompt corrective action. Violations reported, which will be treated as Accounting Complaints under the “Protejo lo de Uno” program, will be reviewed under the direction and oversight of the Audit Committee and by the Internal Audit Department or such other persons as the Audit Committee determines to be appropriate. Among other things, the provisions of the “Protejo lo de Uno” program relating to the protection of persons making Accounting Complaints will apply to violations reported under this section. The Chief Risk Officer will ensure that the Audit Committee of the

Code of Business Conduct and Ethics Policy Manual
Board (other than any member who is the subject of a report) are also promptly informed of all violations reported under this section that are considered credible and meritorious.
A completed certificate attesting to compliance with this Code of Ethics will be obtained from all Covered Officers by the General Counsel promptly after the approval of this Code of Ethics by the Audit Committee or an individual becoming a Covered Officer, as pertinent, and, thereafter, on an annual basis. The General Counsel will make all such certificates available to the Audit Committee or the Board, upon request.
4.4 Independent Auditors
Covered Officers are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Corporation’s independent public auditors for the purpose of rendering the financial statements of the Corporation misleading.
4.5 Amendments to and Waivers of the Code of Ethics
Where an amendment to or waiver of this Code of Ethics may be necessary or appropriate with respect to a Covered Officer, such person shall submit a request for approval to the Board, through the General Counsel. Only the Board, or a duly authorized committee of the Board, may grant waivers from compliance with this Code of Ethics or make amendments to this Code of Ethics. All waivers, including implicit waivers and amendments, will be publicly disclosed as required by applicable SEC regulations and the requirements of the New York Stock Exchange, and no waiver, implicit waiver or amendment of this Code of Ethics will become effective until such public disclosure is made. For this purpose, a “waiver” means the approval by the Board of a material departure from a provision of this Code of Ethics and an “implicit waiver” means the failure of the Board to take action within a reasonable period of time regarding a material departure from a provision of this Code of Ethics after any executive officer of the Corporation has become aware of such material departure.
If the Board, or a duly authorized committee of the Board, decides to grant a waiver from this Code of Ethics, it will ensure that, if the circumstances warrant, the waiver is accompanied by appropriate controls designed to protect the Corporation from the risks of the transaction with respect to which the waiver is granted. The General Counsel will be advised of the waiver for the purposes of ensuring prompt disclosure of the waiver and modification (if required) of the Corporation’s disclosure controls or procedures in light of the waiver.
4.6 Sanctions for Violations
In the event of a violation of this Code of Ethics by a Covered Officer, the Board or the Audit Committee, as appropriate, will determine the appropriate actions to be taken after considering all relevant facts and circumstances. Such actions will be reasonably designed to:

Code of Business Conduct and Ethics Policy Manual
A. Deter future violations of this Code of Ethics or other wrongdoing; and
B. Promote accountability for adherence to the policies of this Code of Ethics and other applicable policies.
C. In determining the appropriate sanction in a particular case, the Board, the Audit Committee or the Corporation’s management, as appropriate, may consider the following matters:
•	The nature and severity of the violation;

•	Whether the violation was a single occurrence or repeated occurrences;

•	Whether the violation appears to have been intentional or inadvertent;

•	Whether the individual(s) involved had been advised prior to the violation as to the proper course of action; and

•	Whether or not the individual in question had committed other violations in the past.
Covered Officers are reminded that violations of this Code of Ethics may also constitute violations of law that may result in civil or criminal penalties for the Covered Officers and/or the Corporation.
List of Exhibits
•	Code of Ethics for CEO and Senior Financial Officers Acknowledgment (Sample Form)
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